INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan (as amended and restated March 1, 2011) (the “K-Plan”), is hereby further amended, effective July 1, 2015 by adding Supplement D-9, Provisions Relating to the Hawaiian Cement, Maui Concrete and Aggregate Division Retirement Contribution Feature, as follows:
Supplement D-9

Provisions Relating to the
Hawaiian Cement, Maui Concrete and Aggregate Division,
Retirement Contribution Feature

D-9-1
Introduction. Effective July 1, 2015, Hawaiian Cement (“HC”), a Participating Affiliate in the Plan, hereby establishes the Retirement Contribution Feature as described in this Supplement D-9. This Retirement Contribution shall be in addition to all other contributions provided by HC pursuant to the Plan.

D-9-2
Eligibility to Share in the Retirement Contribution. In order to share in the allocation of any Retirement Contribution made by HC pursuant to Paragraph 3 below for a given Plan Year, a Participant must be an Eligible Employee of HC who was an active participant in the Pension Plan for Bargaining Unit Employees of Hawaiian Cement, Maui Concrete and Aggregate Division as of June 30, 2015. Participants who meet the preceding requirements are referred to herein as “Supplement D-9 Participants.”

D-9-3
Amount of Retirement Contribution, Allocation. For each Plan Year, Supplement D-9 Participants will be credited with the contributions below for each Hour Worked. Hours Worked shall mean all hours where the employee is on HC property performing bargaining unit work, not to include vacation, sick leave, or other non-worked hours for which the employee may receive compensation from HC.

Date	Rate per Hour Worked
July 1, 2015 – April 15, 2016	$3.02
April 16, 2016 – April 15, 2017	$3.34
April 16, 2017 – April 15, 2018	$3.67
April 16, 2018 – April 15, 2019	$4.02
April 16, 2019 – April 15, 2020	$4.34

D-9-4
Vesting. Notwithstanding anything in Section 4.2 to the contrary, Supplement D-9 Participants shall be vested in their Retirement Contribution only upon completing three (3) years of Vesting Service as defined below.

A “Year of Vesting Service” means a Plan Year in which the Supplement D‑9 Participant is credited with at least 1,000 Hours of Service. Service with a Supplement D-9 Company, the Company, and all Affiliates shall be recognized for purposes of this Paragraph, including, but not limited to, service that occurred prior to the effective date of Supplement D-9, applying these rules as if the Supplement D-9 Company (and its affiliates at that time) were Affiliates under the Plan. Notwithstanding the foregoing, a Participant shall be fully vested in his or her Retirement Contribution Account upon death, Disability, or upon attaining age 60.

D-9-5	Use of Terms. Terms used in this Supplement D-9 shall, unless defined in this Supplement D-9 or elsewhere noted, have the meanings given to those terms in the Plan.

D-9-6
Inconsistencies with the Plan. The terms of this Supplement D‑9 are a part of the Plan and supersede the provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan and the Supplement D-9.

Explanation: This amendment (1) allows Hawaiian Cement (HC) employees who are active participants in the Pension Plan For Bargaining Unit Employees of Hawaiian Cement, Maui Concrete and Aggregate Division as of June 30, 2015 to receive a Retirement Contribution due to the pension plan freezing accruals and (2) provides past service credit for vesting purposes.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this amendment to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee on this 30th day of June, 2015.

MDU RESOURCES GROUP, INC.
EMPLOYEE BENEFITS COMMITTEE

By:	/s/ Doran N. Schwartz
Doran N. Schwartz, Chairman